Exhibit 23.

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 12, 2008, accompanying the consolidated financial statements and management’s report on internal control over financial reporting included in the Annual Report of First Chester County Corporation and subsidiaries on Form 10K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Chester County Corporation on Forms S-8 (File No. 333-09241, effective August 19, 1996, File No. 333-15733, effective November 7, 1996, File No. 333-33411, effective August 12, 1997, File No. 333-69315, effective December 21, 1998, and File No. 333-107763, effective August 8, 2003, File No. 333-128500, effective September 22, 2005) and Forms S-3 (File No. 333-33175, effective August 8, 1997, and File No. 333-107739, effective August 7, 2003).

Grant Thornton LLP

Philadelphia, Pennsylvania

March 12, 2008